MASTER SPONSORED RESEARCH AGREEMENT

This Research Agreement ( “Agreement”) is made as of this May 10, 2006 (the “Effective Date”) by and between The Ohio State University Research Foundation, on behalf of Ohio State University, a university with a principal place of business at 1960 Kenny Road, Columbus, OH 43210 (“Institution”) and Neurologix, Inc., a corporation with a principal place of business at One Bridge Plaza, Ft. Lee, New Jersey, USA 07024 (“Sponsor”).

WHEREAS, Sponsor desires to obtain certain rights in and to intellectual property created under the Research Project (as defined in Section 1 hereof) in accordance with the terms and conditions set forth herein; and

WHEREAS, Institution desires to grant such rights in and to such intellectual property created under the Research Project, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sponsor and Institution, intending to be legally bound, hereby agree as follows:

1. RESEARCH PROJECT AND BUDGET

1.1 Sponsor shall pay Institution a total of Two Hundred and Fifty Thousand Dollars ($250,000) (the “Fee”) in accordance with Article 6 hereof. The Fee is unrestricted as being not contingent on definitive research outcomes but the Fee is paid specifically to support the Research Project (as defined below) in the laboratory of Professor Matthew During (“Principal Investigator”). Institution shall cause Principal investigator to perform research and related activities in accordance with the terms of this Agreement.

1.2 The research activities to be performed by the Principal Investigator hereunder shall include gene therapy research studies on Parkinson’s Disease and other research, in any field whether or not related to Parkinson’s Disease, conducted by the Principal Investigator or people under his direction as outlined in specific Research Project Addenda as Appendix A hereto, which may be revised by Sponsor and Principal Investigator in writing from time to time (the “Research Project”). It is understood by the parties that, as part of the Research Project, the Principal investigator may conduct research on gene delivery systems, new viral and non-viral vectors, animal models of neurological and metabolic diseases and pre-clinical gene therapy studies on epilepsy and other neurological disorders. Further, the parties agree that research items outside the scope of the Research Project, including the items listed on Appendix B hereto, that are currently under development by Sponsor, are owned solely by Sponsor, and are expressly excluded from the Research Project.

1.3 Institution shall use the Fee amount at its sole discretion strictly to support the Research Project. By way of example, the Fee may be used (i) to pay salaries of laboratory and other staff, including support, administrative, liaison and coordinators supporting the Research Project; (ii) to pay consultants supporting the Research Project; (iii) obtain ad hoc external services as necessary to support the Research Project; (iv) purchase capital equipment as needed to support the Research Project and as approved in writing in advance by the Principal Investigator; and (v) to pay for travel, attendance at meetings, books, journals and other education-related budget expenses used to further and support the Research Project.

2. INTELLECTUAL PROPERTY

2.1 The parties hereto acknowledge and agree that the existing inventions, technologies and other intellectual property of Sponsor and Institution are their separate property, respectively, and are not affected by this Agreement and neither party shall have any claims to or rights in such existing inventions, technologies and intellectual property of the other party, except as otherwise set forth in this Agreement and other written agreements between the parties, if any. Any new invention, suggestion, idea, development, creation or discovery of any type directly resulting from the work of the Research Project during the term of this Agreement, or disclosed in writing by institution or Principal Investigator as a Research Project invention-in-progress and completed after the term of this Agreement, (“Invention”) shall be promptly disclosed in writing to Sponsor and identified as an Invention under this Agreement.

2.2 All patent rights, know-how, and other intellectual property rights (“Rights”) covering Inventions resulting from the Research Project work shall become (i) the sole property of Sponsor, if Sponsor’s personnel are the sole inventors; (ii) the sole property of Institution, if Institution personnel are the sole inventors; and (iii) the joint property of Sponsor and Institution if both Sponsor and Institution personnel are the inventors. Notwithstanding any other provision of this Agreement, in no event shall Institution have any right or interest in or to any Invention or other property owned or controlled by Sponsor. Sponsor shall grant Institution and Principal Investigator a royalty-free research license during the term of this Agreement to any Inventions (including Rights of Sponsor embodied therein) solely for academic research purposes; provided that, Institution shall not license or sublicense to any third party nor commercially exploit such Inventions or Rights in any manner.

2.3 Inventorship (as opposed to ownership) of any Invention arising out of the Research Project shall be determined in accordance with United States’ patent laws, or, in the event that an Invention is not patentable, by mutual agreement of the parties based upon their relative contributions to the Research Project.

2.4 To the extent that Institution owns any Rights in or to any Invention, whether based on sole or joint inventorship, Institution hereby grants to Sponsor an option to acquire an exclusive, worldwide, fee and royalty-bearing license to any and all of Institution’s Rights in such Invention, upon commercially reasonable terms. in consideration of the foregoing option grant Sponsor shall reimburse Institution for patent expenses incurred during the course of the Option Period (as defined below). Such option shall be exclusive and Institution shall not discuss licensing the Rights with any third party during the Option Period or Negotiation Period (as defined below). The filing, prosecution, and maintenance of all Rights, whether solely owned by Institution or jointly owned by the parties, will be the primary responsibility of Institution provided, however, that Sponsor is given the opportunity to review and comment on all filings, Institution shall not unreasonably decline to incorporate Sponsor’s comments on all such filings.

2.5 The option for any particular Invention shall extend for ninety (90) days after Sponsor’s receipt of a written invention disclosure pursuant to this Agreement (“Option Period11). If Sponsor notifies Institution in writing of its exercise of the option for such Invention within the Option Period, the parties will proceed in good faith to negotiate a mutually acceptable license agreement within one hundred eighty (180) days after Institution’s receipt of Sponsor’s option exercise notice (“Negotiation Period”). The Option Period and Negotiation Period may be extended by mutual agreement of the parties in writing, such extension, if requested by Sponsor, not to be unreasonably withheld by Institution, If Sponsor does not exercise the applicable option, or, except as otherwise set forth herein, if the parties fail to agree to the terms of a license agreement within the Negotiation Period then Institution shall have no further obligation to Sponsor with respect to any rights that Institution might have in the subject Invention.

3. PUBLICITY

3.1 Neither Institution nor Sponsor shall use the name of the other party or any of its employees in connection with any press release, advertising, promotional literature, or any other publicity matters without the express prior written consent of the other, except such disclosures as may be required under applicable law.

3.2 Except as may be required under applicable law, neither party shall create, publish, distribute or permit any written material making reference to the other party, without first submitting such material to the other party and obtaining the other party’s prior written consent, such consent not to be unreasonably withheld or delayed.

4. PUBLICATIONS

4.1 Institution may publish information of general scientific and academic interest in a scientific publication or other non-commercial context (“Publication”), provided that at least thirty (30) days prior to submission of such information to a third party for Publication, the Institution shall provide Sponsor with a pre-submission Publication for Sponsor’s review. Any such Publication shall not disclose any of Sponsor’s Confidential Information (as defined in Section 5.1 hereof. The submission of the information for Publication may be delayed for up to an additional ninety (90) days to permit the filing of patents for any Inventions that may be disclosed by such Publication. The Publication shall be reasonably modified or corrected to prevent disclosure of Sponsor’s Confidential Information. Each Publication shall appropriately acknowledge Sponsor’s contribution to the Research Project if so requested by Sponsor or required for such Publication.

5. CONFIDENTIALITY

5.1 Institution shall use reasonable efforts to protect all information which Sponsor considers to be confidential or proprietary (“Confidential Information”) from unauthorized use, access, duplication or disclosure. In protecting Confidential Information, Institution shall take, and cause its employees and agents, including Principal Investigator, to take all reasonable measures including but not limited to: (1) limit access to and use of Confidential Information to the Principal Investigator and other Institution employees for whom such access and use is required for performance of the Research Project; (2) use Confidential Information only for the purposes approved by Sponsor in writing; (3) prevent the access, transfer or disclosure of Confidential Information to any other person or entity without Sponsor’s prior written approval; (4) prominently mark all Confidential Information in its possession as “Confidential;” (5) upon request by Sponsor, return to Sponsor all Confidential Information owned or provided by Sponsor; and (6) immediately inform Sponsor of any unauthorized disclosure or misappropriation of Confidential Information and take and assist Sponsor in taking all reasonable and lawful actions necessary to prevent or abate such unauthorized disclosure or misappropriation.

5.2 This Article 5 shall remain in effect for five (5) years following disclosure of any Confidential Information. Institution may, but only to the extent such disclosures are required by law, disclose Confidential Information En required reports to Regulatory Authorities (e.g. the FDA, Department of Health, Institutional Review Boards, Ethics and Biosafety Committees) or other Governmental agencies or pursuant to Ohio public records laws; provided, however, that Institution first inform Sponsor and seek to limit the scope of disclosure of Confidential Information and obtain confidential treatment by such agencies of the Confidential Information required to be disclosed. Information shall not be subject to the obligations pertaining to Confidential Information to the extent that such information is demonstrated: (a) by contemporaneous documentation of Institution to have been in its possession prior to disclosure to it by Sponsor, (b) to be generally and publicly known and available at the time of disclosure or thereafter through no fault of Institution; (c) to have been furnished to Institution or the Principal Investigator by a third party on a non-confidential basis without breaching any obligations or duties to the Sponsor, or (d) to have been independently developed by employees of Institution who are not working in furtherance or support of the Research Project and who have had no access to or knowledge of the Confidential Information. The Institution acknowledges and agrees that all Confidential Information is of important commercial and competitive value to the Sponsor, and may be maintained by the Sponsor as confidential trade secrets.

6. PAYMENTS

6.1 Sponsor shall pay the Fee to Institution in three (3) equal installments of Eighty-Three Thousand Three Hundred and Thirty-Four Dollars U.S. ($83,334) over an eighteen month period with the first payment due upon execution of this Agreement and each additional payment every six months thereafter during the term.

6.2 Payments shall be made payable to The Ohio State University Research Foundation and sent to:

Jaime Bauer,
The Ohio State University Research Foundation
Director Office of Business and Industry Contracts
1960 Kenny Road
Columbus, OH 43210

Tax lD#31-6401599

6.3 All payments that are due and undisputed shall be made within thirty (30) days of receipt by Sponsor of any invoice rendered by Institution.

7. Effective Date and Research Period

This Agreement shall become effective as noted above and shall continue in effect for eighteen (18) months unless sooner terminated in accordance with the provisions of Section 8. This Agreement shall automatically renew for successive periods of 18 months (each, a ‘Renewal Period”), unless either party provides written notice to the other party that it desires to terminate this Agreement at least thirty (30) days prior to the end of the initial term or any such Renewal Period. Fees for each Renewal Period shall be negotiated in good faith between the parties in advance of the end of the previous period.

8. Termination

8.1 In addition to any other right of termination or remedy conferred on the parties under this Agreement or by law, this Agreement may be terminated at any time and with immediate effect by written notice given by either party (referred to in this clause as the “First Party”) to the other party (referred to in this clause as the “Second Party” if:

(a) The Second Party has failed to comply with an earlier written notice given by the First Party specifying a material breach of this Agreement by the Second Party and, in the case of a breach which is capable of remedy, requiring that the Second Party remedy that breach within ten (10) days after receipt of that earlier notice, provided that the First Party may not at any time give such a notice terminating this Agreement if, at that time, the First Party is in default under this Agreement.

(b) The Second Party goes into liquidation

(c) The Second party makes any assignment to, or enters into an arrangement for the benefit of its creditors.

(d) The Second Party becomes unable to pay its debts.

8.2 This Agreement may be terminated by Sponsor at any time upon thirty (30) days advance written notice to Institution.

8.3 Upon termination of this Agreement for whatever reason:

(a) such termination shall be without prejudice to the rights and remedies of either party with respect to any breach of this Agreement by the other party, where such a breach occurred prior to the termination of this Agreement.

(b) the provisions of clauses 2, 3, 4 and 5, together with those other provisions of this Agreement which are incidental to, and required in order to give effect to those clauses, shall remain in full force and effect.

(c) Sponsor shall be relieved of all outstanding payment obligations under Section 6 of this Agreement.

9. Miscellaneous

9.1 Compliance with Laws. Each party agrees to comply in all material respects with all applicable laws, rules and regulations in the performance of such party’s obligations hereunder.

9.2 No Partnership. The parties hereto are independent contractors, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the parties. Neither party has authority to make or accept any offers or representations on behalf of the other party hereto.

9.3 Force Majeure. Neither party shall be liable for delay in performance or failure to perform its obligations in whole or in part due to causes reasonably beyond the control of such party, including without limitation, labor dispute, strike, labor shortage, war or act of war, insurrection, riot or civil commotion, act of public enemy, accident, fire, flood or other act of God, act of any governmental authority, judicial action, short or reduced supply of fuel or raw materials, Internet failure, disruption or interruption, technical failure where such party has exercised ordinary care in the prevention thereof, whether or not similar to the matters herein enumerated, and any such delay or failure shall not be considered a breach of this Agreement.

9.4 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and given by hand delivery or by confirmed facsimile, or sent, postage prepaid, by registered, certified (return receipt requested) or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or confirmed facsimile or if mailed, three calendar days after mailing (one business day in the case of express mail or overnight courier service), addressed to the other party at its respective above address or such other address as such party may designate in writing to the other party. Institution shall also send a copy of any notice it sends to Sponsor or Principal Investigator to Sponsor’s counsel, Stuart D. Levi, Skadden, Arps, Slate, Meagher and Flom, LLP, Four Times Square, New York, NY 10036.

9.5 Headings. The titles and headings contained in this Agreement are for reference purposes only and shall not in any manner limit the construction of this Agreement.

9.6 Expenses. Except as otherwise expressly set forth herein, all expenses incurred by the parties in connection with this Agreement shall be borne wholly by the party incurring such expenses.

9.7 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Such invalid, illegal or unenforceable provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability and shall be enforced to the fullest extent permitted by applicable law, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement.

9.8 Assignment and Subcontracting; Successors and Assigns. This Agreement may not be assigned by either party without the consent of other party, which consent shall not be unreasonably withheld or delayed, provided, however, that this Agreement may be assigned without prior consent to a third party that acquires substantially all of the stock or assets of a party. The parties acknowledge that either party may contract or subcontract any of its rights, duties or obligations under this Agreement to a third party, but that such contracting or subcontracting shall not relieve a party from its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, permitted assigns and legal representatives.

9.9 Construction of Agreement. Both parties have participated fully in the preparation and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

9.10 Governing Law. This Agreement, the performance thereof and any and all matters arising directly or indirectly herefrom shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of Ohio without regard to such State’s conflicts or choice of laws provisions.

9.11 Representations. Each party represents, warrants and covenants that (i) such party has the power, authority and legal right to enter into this Agreement and perform its obligations hereunder, and (ii) the performance of such party’s obligations hereunder do not violate any contractual obligation or requirement of applicable law or order by which such party is bound.

9.12 Notice. Any notices required to be given under this Agreement shall be made in writing and delivered by facsimile transmission, by hand or by first class mail to the following addresses:

If to Institution:

The Ohio State University Research Foundation
Attn: Jaime Bauer, Director, Office of Business and Industry Contracts
1960 Kenny Road
Columbus, OH 43201
Tel: (614) 292-1650
Fax: (614) 292-4315
Bauer.238@osu.edu

If to Sponsor:

Marc Panoff, Chief Financial Officer
Neurologix Inc.
One Bridge Plaza
Ft. Lee, New Jersey 07024
Tel: (201) 592-6451
Fax: (201) 592-0366
marcpanoffneurologix.net

With a copy sent to:

Stuart D. Levi, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

9.13 Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding between the parties with respect to its subject matter and merges and supersedes all previous communications, negotiations, representations, understandings and agreements, either oral or written, between the parties with respect to the subject matter hereof. No amendment or modification of this Agreement shall be binding on either party hereto, unless reduced to writing and duly executed by an authorized representative of each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE OHIO STATE UNIVERSITY RESEARCH FOUNDATION

By: /s/ Anne Moffat
Name: Anne Moffat
Title: Deputy Executive Director, Research Foundation

Neurologix, Inc.

By: /s/ Marc Panoff
Name: Marc Panoff
Title: Chief Financial Officer

By: /s/ John E. Mordock
Name:  John E. Mordock
Title:  President & CEO